Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in these Registration Statements (Nos. 333-13259, 333-117843, 333-129851, 333-152541, 333-155215,  333-162291 and 333-198638 ) on Form S-8 and (Nos. 033-61903, 333-09151 and 333-89836) on Form S-3 of American Science and Engineering, Inc. and subsidiaries of our report dated June 5, 2015, relating to our audits of the consolidated financial statements as of March 31, 2015 and 2014 and for the years ended March 31, 2015, 2014 and 2013 and the effectiveness of internal control over financial reporting as of March 31, 2015, which appear in this Annual Report on Form 10-K of American Science and Engineering, Inc. and subsidiaries for the year ended March 31, 2015.

/s/ McGladrey LLP

Boston, Massachusetts
June 5, 2015